Exhibit 10.7

DROPBOX, INC.

RESTRICTED STOCK AWARD AGREEMENT

I. NOTICE	OF GRANT OF RESTRICTED STOCK AWARD

Name:	Andrew Houston

Address:	####
####
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The individual named above (“Participant”) has been granted an award of shares of Class A Common Stock (the “Shares”) of restricted stock (“Award”) subject to the terms and conditions of this Restricted Stock Award Agreement (including all exhibits) (hereinafter “RSA Agreement”) on the terms set forth herein.

Grant Number:	Founder-1

Total Number of Shares:	15,500,000

Grant Date:	December 12, 2017

Expiration Date: The “Expiration Date” means the earliest to occur of: (a) the date on which all Shares granted hereunder vest, (b) the date Participant ceases to satisfy the Service Condition, (c) the tenth anniversary of the IPO Date (the “Award Term”), and (d) the occurrence of an Acquisition prior to the IPO Date.

Vesting: The number of Shares subject to this Award that will vest (if any) will be determined based upon the achievement of the performance-based vesting and other conditions set forth in Exhibit A (attached) and the provisions of this RSA Agreement. The actual number of Shares subject to this Award that vest, if any, may be lower than the Total Number of Shares set forth above depending on the extent to which the vesting criteria for this Award are satisfied.

II. TERMS	AND CONDITIONS OF RESTRICTED STOCK AWARD

1. Definitions.	As used herein, the following definitions shall apply:

(a)    “Acceleration Event” means the earliest of (i) the failure of Participant to satisfy the Service Condition due to (A) the Company’s termination of Participant’s employment with the Company for any reason other than for Cause, (B) Participant ceasing to be an employee of the Company as a result of his death or Disability, or (C) Participant’s termination of his employment with the Company for Good Reason; provided that with respect to this clause (C) Participant must first provide the Company with written notice within ninety (90) days following the first occurrence of the condition(s) that Participant believes constitutes Good Reason and the Company fails to cure such condition(s), if curable, within thirty (30) days following receipt of such written notice, (ii) the date immediately prior to an Acquisition subject to Participant continuing to have satisfied the Service Condition through such time, or (iii) the last date of the Award Term subject to Participant continuing to have satisfied the Service Condition through such time.

(b)    “Achievement Date” has the meaning set forth in Exhibit A.

(c)    “Acquisition” means:

(i)    any consolidation or merger in which the Company is a constituent entity or is a party in which the voting stock and other voting securities of the Company that are outstanding immediately prior to the consummation of such consolidation or merger represent, or are converted into, securities of the surviving entity of such consolidation or merger (or of any Parent of such surviving entity) that, immediately after the consummation of such consolidation or merger, together possess less than fifty percent (50%) of the total voting power of all voting securities of such surviving entity (or of any of its Parents, if any) that are outstanding immediately after the consummation of such consolidation or merger;

(ii)    a sale or other transfer by the holders thereof of outstanding voting stock and/or other voting securities of the Company possessing more than fifty percent (50%) of the total voting power of all outstanding voting securities of the Company, whether in one transaction or in a series of related transactions, pursuant to an agreement or agreements to which the Company is a party and that has been approved by the Board, and pursuant to which such outstanding voting securities are sold or transferred to a single person or entity, to one or more persons or entities who are Affiliates of each other, or to one or more persons or entities acting in concert; or

(iii)    the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Company and/or any Subsidiary or Subsidiaries of the Company, of all or substantially all the assets of the Company and its Subsidiaries taken as a whole (or, if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by one or more Subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such Subsidiaries of the Company), except where such sale, lease, transfer or other disposition is made to the Company or one or more wholly owned Subsidiaries of the Company (an “Acquisition by Sale of Assets”).

For purposes of subsections (i) and (ii), (A) the acquisition of additional stock by any one person, or more than one person acting as a group, who is considered to own fifty percent (50%) or more of the total voting power of the stock of the Company immediately prior to such acquisition will not be considered an Acquisition, and (B) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered an Acquisition. For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities.

(d)    “Affiliate” of a specified person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified (where, for purposes of this definition, the term “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(e)    “Board” means the Board of Directors of the Company.

(f)    “Cause” means (i) Participant’s conviction for, or guilty plea to, a felony, (ii) Participant’s commission of any intentional act of fraud or dishonesty against the Company that results in material harm to the business of the Company, its Parent (if any) and its Subsidiaries, taken as a whole, (iii) any material breach by Participant of any provision of any written agreement between the Company or any Parent or Subsidiary of the Company and Participant regarding the terms of Participant’s service to the Company or a Parent or Subsidiary of the Company, including without limitation, any material breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company or a Parent or Subsidiary of the Company and Participant, in each case that results in material harm to the business of the Company, its Parent (if any) and its Subsidiaries, taken as a whole, or (iv) any other intentional, material misconduct by Participant in the performance of his duties and responsibilities to the Company that results in material harm to the business of the Company, its Parent (if any) and its Subsidiaries, taken as a whole; provided that any action, breach, or misconduct described in clauses (ii) through (iv) will constitute “Cause” only if such action, breach or misconduct continues after the Company has provided Participant with written notice thereof and thirty (30) days to cure the same if such action, breach or misconduct is curable.

(g)    “Class A Common Stock” means the Company’s Class A Common Stock, $0.00001 par value per share.

(h)    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i)    “Committee” means the committee of one or more members of the Board created and appointed by the Board to administer this RSA Agreement, or if no committee is created and appointed, the Board.

(j)    “Company” means Dropbox, Inc., a Delaware corporation, or any successor corporation.

(k)    “Company Quarterly Vesting Date” means each of February 15, May 15, August 15, and November 15.

(l)    “Consultant” means being engaged by the Company or a Parent or Subsidiary to render services to such entity, including as an advisor.

(m)    “Director” means a member of the Board.

(n)    “Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

(o)    “Employee” means being employed by the Company or any Parent or Subsidiary, even while also providing services in another capacity, including as an executive officer or Director. Nevertheless, neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company. An Employee will not cease to be such in the case of transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor.

(p)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)    “Good Reason” means (i) the Company’s removal of Participant from serving in the role as Chief Executive Officer of the Company or Executive Chairman of the Company (it being understood that Participant only needs to be serving in one of those roles at any point in time and that transitioning from one role to the other will not give rise to Participant’s right to resign for Good Reason hereunder); (ii) a material diminution in Participant’s authority, title, duties or responsibilities as in effect immediately prior to such reduction; (iii) the assignment to Participant of any duties or responsibilities that are inconsistent with the customary duties and responsibilities of Chief Executive Officer of the Company or Executive Chairman of the Company, as applicable; or (iv) a material breach by the Company of this Agreement.

(r)    “IPO Date” means the first date the Shares are traded on a Securities Exchange.

(s)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(t)    “Securities Act” means the Securities Act of 1933, as amended.

(u)    “Securities Exchange” means an established national securities exchange or automated quotation system (e.g., the New York Stock Exchange, The Nasdaq Global Select Market, or The Nasdaq Global Market).

(v)    “Service Condition” means Participant continuously holding the title of either Chief Executive Officer of the Company or Executive Chairman of the Company. In case of any dispute as to whether Participant fails to meet the Service Condition, the Committee shall have sole discretion to make this determination and the effective date of such failure (in each case, so long as such determination and effective date are reasonable), and such determination shall be binding on the Company, Participant and their successors.

(w)    “Service Provider” means an Employee, Director or Consultant.

(x)    “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(y)    “Tax Withholding Obligation” means the maximum statutory tax rate applicable to Participant that the Company determines under applicable law that it is able to withhold for federal, state, and local and foreign income, social insurance, payroll, employment and any other taxes applicable to Participant arising from the vesting of this Award without resulting in adverse financial accounting treatment for the Company, as determined by the Company; provided, however, that “Tax Withholding Obligation” shall in no event be less than any minimum amount required by applicable law.

(z)    “Vesting Date” means the next Company Quarterly Vesting Date to occur following such Achievement Date; provided, however, that if an Achievement Date occurs on or within forty-five (45) calendar days prior to the next Company Quarterly Vesting Date, the Vesting Date shall mean the second Company Quarterly Vesting Date following that Achievement Date.

2.    Grant. The Company hereby grants to Participant for past services and as a separate incentive in connection with his future services and not in lieu of any salary or other compensation for his services, this Award subject to all of the terms and conditions in this RSA Agreement. The issuance of this Award to Participant has been approved by the Board.

3. Escrow	of Shares.

(a)    All Shares subject to this Award will, upon execution of this RSA Agreement, be delivered and deposited with an escrow holder designated by the Company (the “Escrow Holder”). The Shares subject to this Award will be held by the Escrow Holder until the Expiration Date.

(b)    The Escrow Holder will not be liable for any act it may do or omit to do with respect to holding the Shares subject to this Award in escrow while acting in good faith and in the exercise of its judgment.

(c)    Upon the Expiration Date, the Escrow Holder, upon receipt of written notice of such expiration, will take all steps necessary to accomplish the transfer of unvested Shares, if any, subject to this Award to the Company. Participant hereby appoints the Escrow Holder with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant, to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares, if any, subject to this Award to the Company upon such expiration.

(d)    The Escrow Holder will take all steps necessary to accomplish the transfer of Shares subject to this Award to Participant after they vest following Participant’s request that the Escrow Holder do so.

(e)    Subject to the terms hereof, Participant will have all the rights of a stockholder with respect to the Shares while they are held in escrow, including, without limitation, the right to vote the Shares and to receive any cash dividends declared thereon (but subject to Section 3(f)).

(f)    In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, the Shares subject to this Award will be increased, reduced or otherwise changed, and by virtue of any such change Participant will in his or her capacity as owner of unvested Shares subject to this Award be entitled to new or additional or different shares of stock, cash or securities (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities will thereupon be considered to be unvested Shares subject to this and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares subject this Award; provided, however, that fractions of a Share will not be issued but will either be paid in cash at the fair market value of such fraction of a Share or will be rounded down to the nearest whole Share, as determined by the Committee.

4.    Vesting Schedule. Except as provided in Section 5, and subject to Section 6, the Shares subject to this Award will vest in accordance with the vesting provisions set forth in the Notice of Grant of Restricted Stock Award and Exhibit A. Shares subject to this Award scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this RSA Agreement and Exhibit A, unless Participant has continuously satisfied the Service Condition from the Grant Date until the date such vesting occurs.

5.    Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Shares subject to this Award at any time. If so accelerated, such Shares subject to this Award will be considered as having vested as of the date specified by the Committee.

6.    Forfeiture upon the Expiration Date. Except for any Shares subject to this Award that may vest on an Acceleration Event in accordance with the terms of this RSA Agreement, and notwithstanding any contrary provision of this RSA Agreement, the balance of the Shares subject to this Award that have not vested as of the Expiration Date will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company and Participant will have no further rights thereunder. Participant hereby appoints the Escrow Agent with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares subject to this Award to the Company upon the Expiration Date.

7.    Death of Participant. Any distribution or delivery to be made to Participant under this RSA Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8. Tax	Withholding.

(a)    Default Method of Tax Withholding. On the first date following the IPO Date that is during an “open window period” (or term of similar import describing a period wherein Participant is not precluded by the Company from selling Shares on the open market) applicable to Participant on which Participant is not aware of any material nonpublic information about the Company or the shares of the Company, the Company shall request that Participant execute in writing, and Participant shall execute, the instructions set forth in Exhibit B attached hereto (the “10b5-1 Plan”) as the default means of satisfying Participant’s Tax Withholding Obligation. By accepting this Award, Participant expressly consents to the sale of Shares to be delivered under this Award to cover Participant’s Tax Withholding Obligation (and any associated broker or other fees) pursuant to the 10b5-1 Plan and agrees and acknowledges that Participant may not satisfy Participant’s Tax Withholding Obligation by any means other than such sale of Shares, except as set forth in Section 8(b).

(b)    Committee Discretion. If the Committee determines that Participant cannot satisfy Participant’s Tax Withholding Obligation through the default procedure described in clause (a), it may permit Participant to satisfy Participant’s Tax Withholding Obligation by (i) delivering to the Company Shares that Participant owns and that have vested with a fair market value equal to Participant’s Tax Withholding Obligation (in which case, the Company shall remit the amount that is required under applicable law to the appropriate governmental authorities in cash with the remainder, if any, to be promptly paid to Participant), (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to Participant’s Tax Withholding Obligation (in which case, the Company shall remit the amount that is required under applicable law to the appropriate governmental authorities in cash with the remainder, if any, to be promptly paid to Participant), (iii) payment by Participant in cash, or (iv) such other means as the Committee deems appropriate.

(c)    Company’s Obligation to Deliver Shares. For clarification purposes, in no event will the Company issue Participant any Shares unless and until arrangements satisfactory to the Committee have been made for the payment of Participant’s Tax Withholding Obligation. If Participant fails to do so by the time they become due, Participant will permanently forfeit the Shares subject to this Award to which Participant’s Tax Withholding Obligation relates, as well as any right to receive Shares subject to this Award otherwise issuable hereunder.

9.    Tax Consequences. Participant acknowledges that there will be tax consequences in connection with this Award, including upon vesting of the Shares subject to this Award and/or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations with respect to this Award.

10.    Acknowledgement. The Company and Participant agree that this Award is granted under and governed by this RSA Agreement. Participant: (i) acknowledges receipt of a copy of each of the foregoing documents, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts this Award subject to all of the terms and conditions set forth herein.

11.    Grant is Not Transferable. Except for the escrow described in Section 3 or transfer of the Shares to the Company or its assignees contemplated by this RSA Agreement, and except to the limited extent provided in Section 7, the unvested Shares subject to this Award and the rights and privileges conferred hereby will not be transferred, assigned, donated, encumbered, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process until such Shares shall have vested in accordance with the provisions of this RSA Agreement. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any unvested Shares subject to this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, will be void and not be given effect and the Company will not be bound in any way to take any action to consummate or acknowledge the transaction.

12.    Limitations on Transfer of Stock. In addition to any other limitation on transfer created by applicable securities laws, Participant shall not assign, hypothecate, donate, encumber or otherwise dispose of the Shares or any interest in the Shares issued pursuant to this RSA Agreement except in compliance with the provisions of the Bylaws, the Company’s then current Insider Trading Policy, and applicable securities laws.

13.    Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such shares or interest subject to the provisions of this RSA Agreement, including the transfer restrictions of Sections 11 and 12, and the transferee shall acknowledge such restrictions in writing. Any sale or transfer of the Shares shall be void unless the provisions of this RSA Agreement are satisfied.

14.    Award Subject to Company Clawback or Recoupment. The Shares subject to this Award shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term during which Participant is a Service Provider that is applicable to executive officers, employees, directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law may require the forfeiture of the Shares (whether vested or unvested) and the recoupment of any gains realized with respect to any Shares that had previously vest and delivered to Participant.

15.    Compliance with Laws and Regulations. The initial issuance of Shares and, if applicable, any subsequent delivery of Shares upon release from escrow in accordance with Section 3, will be subject to and conditioned upon compliance by the Company and Participant (including any written representations, warranties and agreements as the Committee may request of Participant for compliance with applicable laws) with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s securities may be listed or quoted at the time of such issuance or transfer. Participant may not be issued any Shares if such issuance would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares shall relieve the Company of any liability in respect of the failure to issue or sell such shares.

16.    Legend. The Shares issued hereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under this RSA Agreement or the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such shares of the Company’s securities are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such book-entries to make appropriate reference to such restrictions.

17.    Successors and Assigns. The Company may assign any of its rights under this RSA Agreement. This RSA Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this RSA Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

18.    Entire Agreement; Severability. This RSA Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof (including, without limitation, any commitment to make any other form of equity award (such as stock options) that may have been set forth in any employment offer letter or other agreement between the parties). If any provision of this RSA Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

19.    Market Standoff Agreement. Participant agrees that in connection with any registration of the Company’s securities in connection with an initial public offering of the Company’s securities that, upon the request of the Company or the underwriters managing such initial public offering of the Company’s securities, Participant will not sell or otherwise dispose of shares of the Company’s capital stock without the prior written consent of the Company or such underwriters, as the case may be, for such reasonable period of time after the effective date of such registration as may be requested by such managing underwriters and subject to all restrictions as the Company or the underwriters may specify. Participant will enter into any agreement reasonably required by the underwriters to implement the foregoing.

20.    No Rights as Employee, Director or Consultant. Nothing in this RSA Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s status as a Service Provider, for any reason, with or without cause.

21.    Delivery of Documents and Notices. Any document relating to the receipt of this Award or notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this RSA Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the e-mail address, if any, provided for Participant by the Company or at such other address as such party may designate in writing from time to time to the other party.

22.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Shares subject to this Award by electronic means. Participant hereby consents to receive such documents by electronic delivery through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

23.    Governing Law. This RSA Agreement will be governed by the laws of California without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award or this RSA Agreement, the parties hereby submit to and consent to the jurisdiction of California, and agree that such litigation will be conducted in the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award is made and/or to be performed.

24.    Administration. This RSA Agreement will be administered by the Committee. Subject to the general purposes, terms and conditions of this RSA Agreement, and to the direction of the Board, the Committee will have full power to implement and carry out this RSA Agreement. Without limitation, the Committee will have the authority to: (a) construe and interpret this RSA Agreement; (b) determine the fair market value in good faith and interpret the applicable provisions of this RSA Agreement in connection with circumstances that impact the fair market value, if necessary; (c) grant waivers of any conditions of this Award; (d) correct any defect, supply any omission, or reconcile any inconsistency in this Award or this RSA Agreement; (e) determine whether this Award has been earned; or (f) make all other determinations necessary or advisable in connection with the administration of this RSA Agreement; provided, that, in each case, no such action shall be in contravention of any express terms of this Award. Any amendment or other modification of this RSA Agreement shall be memorialized in a written instrument executed by the Company and Participant.

The Board may delegate full administrative authority over this Award to a Committee consisting of at least one member of the Board (or such greater number as may then be required by applicable law). Unless in contravention of any express terms of this Award, any determination made by the Committee with respect to any Award will be made in its sole discretion. Any such determination will be final and binding on the Company and on all persons having an interest in any Award under this RSA Agreement and will be given the maximum deference under applicable laws.

***

By Participant’s signature and the signature of the Company’s representative on the, Participant and the Company agree that this Award is granted under and governed by the terms and conditions of this RSA Agreement.

PARTICIPANT	DROPBOX, INC.

ANDREW HOUSTON
/s/ Andrew Houston	/s/ Mary Anne Becking

December 19, 2017	December 19, 2017
Date	Date

EXHIBIT A

PERFORMANCE MATRIX

Capitalized terms used in this Exhibit A shall have the meanings prescribed to them under this RSA Agreement unless otherwise defined herein.

1.    Performance Condition. Subject to the following sentence, the actual number of Shares subject to this Award that will vest will be determined based upon the achievement of Company Stock Price Target(s) during the Performance Period and the satisfaction of the applicable service-based vesting conditions, all in accordance with this Exhibit A. Except as set forth in Section 4 of this Exhibit A, in no case can more than 3,100,000 Shares become Eligible Shares (as defined below) in any calendar year during the Initial Period (such limit, the “Share Limit”). For the avoidance of doubt, following the end of the Initial Period, no Share Limit shall apply.

“Initial Period” means the period beginning on the start of the Performance Period and ending on the fourth anniversary of the start of the Performance Period.

“Performance Period” means the period (a) commencing on the first trading day following the later of (i) the expiration of the lock-up period following the IPO Date and (ii) January 1, 2019 and (b) ending on the Expiration Date.

2.    Company Stock Price. Except as set forth in Sections 3 and 4 of this Exhibit A, on each Achievement Date during the Performance Period, a number of Shares will become eligible to vest equal to the number of Shares listed as the “Shares” corresponding to the applicable Company Stock Price Target in the table below but not to exceed the Share Limit (such Shares, the “Eligible Shares”), and such Eligible Shares will vest on the earlier of: (a) the next Vesting Date subject to Participant satisfying the Service Condition through such date, or (b) an Acceleration Event. If, as a result of the Company Stock Price Target achievement, a number of Shares otherwise would have become Eligible Shares but for the Share Limit, the Shares that exceeded the Share Limit will not become Eligible Shares, and any such Shares will only become Eligible Shares (if at all) upon the next Achievement Date relating to the Company Stock Price Target applicable to such Shares, subject to Sections 3 and 4 of this Exhibit A.

	Company Stock Price Target*	Shares
1.	$20.00	3,100,000
2.	$25.00	1,550,000
3.	$30.00	1,550,000
4.	$35.00	1,550,000
5.	$40.00	1,550,000
6.	$45.00	1,550,000
7.	$50.00	1,550,000
8.	$55.00	1,550,000
9.	$60.00	1,550,000

*

The “Company Stock Price Targets” shall be adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar event under Section 3(f) of this RSA Agreement. The Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this RSA Agreement, will make the determination of any such adjustments required in connection with any such event.

“Achievement Date” means the first trading date occurring during the Performance Period in which a Company Stock Price Target is achieved. For the avoidance of doubt, (a) each Company Stock Price Target may only be achieved once during the Performance Period unless the Share Limit would apply and result in less than all of the Shares corresponding to a Company Stock Price Target becoming Eligible Shares, in which case, such Company Stock Price Target must be achieved again (subject to the Share Limit) for such remaining Shares to become Eligible Shares and (b) more than one Company Stock Price Target may be achieved on a particular date. Except in connection with an Acquisition as set forth in Section 4, no partial achievement will occur and no Shares will become Eligible Shares for achievement between two Company Stock Price Targets.

For example, assume the Performance Period begins on January 2, 2019 and the Company Stock Price as of February 14, 2019 is $30.10. February 14, 2019 shall be an Achievement Date (assuming the Service Condition is satisfied as of that date) with respect to 6,200,000 Shares (comprising Company Stock Price Targets 1 through 3) but the Share Limit would result in only 3,100,000 Shares becoming Eligible Shares. Accordingly, the number of Shares subject to this Award that will become Eligible Shares on February 14, 2019 will equal 3,100,000 Shares. Such Eligible Shares would vest on the earlier of: (a) the next Vesting Date (May 15, 2019) subject to Participant satisfying the Service Condition through such date, or (b) an Acceleration Event.

Assume instead that the Performance Period begins on January 2, 2019 and the Company Stock Price as of February 14, 2023 is $30.10. Assume for this purpose, no Company Stock Price Target was achieved prior to February 14, 2023. February 14, 2023 shall be an Achievement Date (assuming the Service Condition is satisfied as of that date) with respect to 6,200,000 Shares (comprising Company Stock Price Targets 1 through 3) and no Share Limit would apply because the Initial Period would have terminated. Accordingly, the number of Shares subject to this Award that will become Eligible Shares on February 14, 2023 will equal 6,200,000 Shares. Such Eligible Shares would vest on the earlier of: (a) the next Vesting Date (May 15, 2023) subject to Participant satisfying the Service Condition through such date, or (b) an Acceleration Event.

“Company Stock Price” means the weighted average closing price of a Share as reported on a Securities Exchange for any thirty (30) consecutive trading day period occurring within the Performance Period.

“Company Stock Price Target” means each Company Stock Price set forth in the table above.

3.    Service Condition and Forfeiture. In order for any Shares hereunder to become Eligible Shares and to vest, Participant must have continuously satisfied the Service Condition through the applicable Achievement Date, and continue to satisfy the Service Condition through the Vesting Date or experience an Acceleration Event after the Achievement Date but before the Vesting Date. Except with respect to any Eligible Shares that may vest on an Acceleration Event in accordance with the prior sentence, on the Expiration Date, any outstanding Shares subject to this Award that have not vested immediately will be forfeited and returned to the Company, and Participant will have no further rights with respect to such Shares.

4.    Acquisition.

If an Acquisition occurs on or prior to the Expiration Date (but, for the avoidance of doubt, following the IPO Date), then the following rules will apply.

a.

Immediately prior to an Acquisition, the Share Limit shall no longer be applicable and rather than applying the definition of “Company Stock Price” in Section 2, “Company Stock Price” instead will mean the Per Share Deal Price. “Per Share Deal Price” means the value of the total amount of consideration received or potentially receivable for a Share by holders of the Company’s Class A Common Stock in connection with the Acquisition. The value of any non-cash consideration will be determined in good faith by the Committee.

b.

After determining the “Company Stock Price” under Section 4.a. of this Exhibit A, the same rules under the chart under Section 2 of this Exhibit A apply in determining whether any additional “Company Stock Price Targets” are achieved and additional Shares subject to this

Award will become Eligible Shares; provided, however, that if Company Stock Price as determined under Section 4.a. of this Exhibit A is greater than $20.00 but falls between two Company Stock Price Targets set forth in the table under Section 2 of this Exhibit A, the Eligible Shares will be determined based on a linear interpolation using the Company Stock Price Target in the table that is greater than but closest to the Company Stock Price determined under Section 4.a. of this Exhibit A (such price the “Higher Price”) and the amount in the table that is less than but closest to the actual Company Stock Price determined under Section 4.a. of this Exhibit A (such price, the “Lower Price”), and using 1,550,000 Shares for the Higher Price and 0 Shares for the Lower Price, with such number rounded to the nearest Share (such Share number, the “Incremental Eligible Shares”). For the avoidance of doubt, if, prior to the Acquisition, Shares subject to this Award already have become Eligible Shares based on the achievement of a Company Stock Price Target occurring as of the Achievement Date corresponding to such achievement, such Shares will not again become Eligible Shares with respect to that Company Stock Price Target achievement, but such Shares, to the extent they have not yet vested, shall vest immediately prior to the Acquisition subject to Participant satisfying the Service Condition through such time. Further, and for the avoidance of doubt, if the Per Share Deal is less than $20.00, no Shares will become Eligible Shares immediately prior to an Acquisition.

c.	If, after applying the rules in Sections 4.a. and 4.b. of this Exhibit A, additional Shares will become Eligible Shares, then

i.	the Achievement Date shall be the date immediately prior to the Acquisition subject to Participant satisfying the Service Condition; and

ii.

the number of additional Shares that will become Eligible Shares will equal the sum of: (1) all Shares (as determined under the table in Section 2 of this Exhibit A) corresponding to the Company Stock Price achievement(s) in connection with the Acquisition that have not yet become Eligible Shares plus (2) the Incremental Eligible Shares (if any) (such sum, the “Acquisition Eligible Shares”). Unless otherwise determined by the Committee, any remaining Shares that have not become Eligible Shares immediately will be forfeited and Participant will have no further rights with respect to such Shares; and

iii.	the date immediately prior to the Acquisition shall be the Acceleration Event on which such Eligible Shares (and any other unvested Eligible Shares) vest.

For example, assume the Performance Period begins on January 1, 2019 and there is an Acquisition on July 1, 2019 for a Per Share Deal Price of $31.18. Prior to the Acquisition, Company Stock Price Target 1 already was achieved, and such Shares became Eligible Shares and vested. Due to the Acquisition, the Company Stock Price is equal to the Per Share Deal Price ($31.18) and results in Acquisition Eligible Shares of 3,465,800 Shares equal to the sum of:

•	3,100,000 Shares (representing the Shares corresponding to Company Stock Price Targets 2 and 3), plus

•	365,800 Shares (representing 100% of the Incremental Eligible Shares (determined based on linear interpolation between Company Stock Price Targets 3 and 4)).

As a result, on the date immediately prior to the Acquisition, an additional 3,465,800 Shares of the Total Number of Shares set forth in the Notice of Grant of Restricted Stock Award will become Eligible Shares and will vest as of such time.

EXHIBIT B

10B5-1 PLAN

The undersigned hereby consents and agrees that Participant’s Tax Withholding Obligation shall be satisfied by Shares being sold on the undersigned’s behalf pursuant to the procedures set forth below in this 10b5-1 Plan. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in that certain Restricted Stock Award Agreement, dated as of December 12, 2017, by and between Dropbox, Inc. and the undersigned.

Participant hereby irrevocably instructs and authorizes the Company and the Company’s designated broker, or such other broker-dealer that is a member of the Financial Industry Regulatory Authority reasonably acceptable to the Company for such purpose (the “Broker”), to sell on Participant’s behalf a whole number of Shares (it being understood that such Shares to be sold must have vested pursuant to the terms of this RSA Agreement) sufficient to generate cash proceeds to satisfy Participant’s Tax Withholding Obligation (and any associated broker or other fees); provided that the Company shall not enter into any arrangements with any Broker that would require payment by Participant of broker or other fees in excess of those that are reasonable and customary; provided further that all sales of Shares pursuant to the 10b5-1 Plan shall be at prevailing market prices and in compliance with Rule 144 of the Securities Act, and the Broker shall, and the Company shall cause the Broker to, file all Form 144s on behalf of Participant with respect to the sale of Shares under the 10b5-1 Plan. Participant hereby irrevocably instructs and authorizes the Broker to (i) remit to the Company the cash proceeds necessary to satisfy Participant’s Tax Withholding Obligation, (ii) retain the amount required to cover associated broker or other fees, and (iii) deposit any remaining funds in Participant’s account in accordance with procedures the Company may specify from time to time. Only whole Shares will be sold by the Broker to satisfy Participant’s Tax Withholding Obligation.

This 10b5-1 Plan may be amended, modified, terminated or suspended only with the consent of Participant and the Committee. An amendment or modification may only be made during an “open window period” (or term of similar import describing a period wherein Participant is not precluded by the Company from selling Shares on the open market) applicable to Participant and on which Participant is not aware of any material nonpublic information about the Company or the Shares.

Participant and the Company acknowledge that the 10b5-1 Plan is intended to comply with the requirements of Rule 10b5-1(c)(1)(B) under the Exchange Act and to be interpreted to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act. Participant expressly consents and agrees that he is adopting the 10b5-1 Plan to permit the sale of Shares to cover Participant’s Tax Withholding Obligation consistent with the above. Participant hereby appoints the Company as his agent and attorney-in-fact to instruct the Broker with respect to the number of Shares that must be sold under the 10b5-1 Plan to satisfy Participant’s Tax Withholding Obligation. This 10b5-1 Plan shall be binding on Participant.

Participant Name: Andrew Houston

Date: